Exhibit 99.2

ASSET PURCHASE AGREEMENT

dated as of October 25, 2004

between

PUMPKIN LTD.

and

RAUCH INDUSTRIES, INC.

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS

1.1	Certain Definitions

1.2	Interpretation

ARTICLE II	PURCHASE AND SALE OF ASSETS

2.1	Purchase and Sale of Assets

2.2	Assumption of Liabilities

2.3	Consideration for the Acquired Assets

2.4	Further Assurances

2.5	Assignment of Assigned Contracts and Permits

2.6	Certain Accounts Payable

2.7	Outstanding Checks

ARTICLE III	THE CLOSING

3.1	Time and Place

3.2	Closing Deliveries of the Seller

3.3	Closing Deliveries of the Purchaser

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE SELLER

4.1	Organization

4.2	Authority; Enforceability

4.3	Noncontravention

4.4	Seller Financial Statements

4.5	Absence of Changes

4.6	Taxes

4.7	Compliance with Law; Permits

4.8	Sufficiency of Assets

4.9	Tangible Personal Property

4.10	Real Property

4.11	Intellectual Property

4.12	Contracts

4.13	Litigation

4.14	Employee Benefits

i

4.15	Labor and Employment Matters

4.16	Environmental Matters

4.17	Insurance

4.18	Accounts Receivable

4.19	Inventory and Royalty Fees

4.20	Returns

4.21	Product Warranty

4.22	Product Liability

4.23	Customer Coupon Liability

4.24	Affiliates

4.25	Brokers

4.26	No Other Representations or Warranties

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

5.1	Organization

5.2	Authority

5.3	Noncontravention

5.4	Litigation

5.5	Brokers

5.6	Financing

5.7	Purchaser Financial Statements

ARTICLE VI	COVENANTS

6.1	Confidentiality

6.2	Publicity

6.3	Employees and Employee Benefit Matters

6.4	Retention of and Access to Records

6.5	Resale Certificates

6.6	Transfer Taxes

6.7	Property Taxes

6.8	Corporate Name

6.9	Noncompetition

ii

ARTICLE VII	INDEMNIFICATION

7.1	Survival

7.2	Indemnification by the Purchaser

7.3	Indemnification by the Seller

7.4	Claims

7.5	Limitations

7.6	Treatment of Indemnity Benefits

7.7	Exclusive Remedy

ARTICLE VIII	MISCELLANEOUS

8.1	Notices

8.2	Assignment

8.3	Amendments and Waiver; Exclusive Remedies

8.4	Entire Agreement

8.5	Representations and Warranties Exclusive

8.6	No Third Party Beneficiary

8.7	Governing Law

8.8	Consent to Jurisdiction and Service of Process

8.9	WAIVER OF JURY TRIAL

8.10	Neutral Construction

8.11	Severability

8.12	Bulk Sales Laws

8.13	Heading; Construction

8.14	Expenses

8.15	Counterparts

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT is dated as of October 25, 2004 (this “Agreement”) between Pumpkin Ltd., a Delaware corporation (the “Seller”), and Rauch Industries, Inc., a North Carolina corporation (the “Purchaser”).

WHEREAS, the Seller owns certain assets that it uses in connection with the business of designing, marketing and distributing (to retail outlets including, without limitation, mass-market, supermarket, drug and variety, hobby and craft, party and home improvement chain customers and through other distribution channels including, without limitation, direct mail catalogs) specialty products and related accessories targeted primarily at the Halloween and, to a lesser degree, Easter seasonal markets including, without limitation, a variety of pumpkin and watermelon carving kits containing different combinations of tools, saws and patterns for different ages and skill levels, a specialized line of Halloween-related products including carving and decorating tools (for both adults and children), trick or treat, home décor and accessory items, and Our Kids Easter decorating kits (collectively, the “Business”); and

WHEREAS, the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, the assets owned, used or held for use by the Seller to conduct the operations of the Business, and in connection therewith the Purchaser has agreed to assume certain liabilities of the Seller relating to the Business, all upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1           Certain Definitions.  The following terms, when used herein, have the respective meanings set forth below:

“Accounts Receivable” means (i) all trade accounts receivable (net of reserves for customer returns and allowances (including without limitation volume rebates, slotting fees, defective allowances, show fees, ad allowances and promotional fees), allowances for bad debt, discounts, coupons and charge backs) and other rights to payment from customers of the Seller in connection with the Business and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Seller, and (ii) any claim, privilege, cause of action, remedy or other right related to any of the foregoing.

“Acquired Assets” has the meaning set forth in Section 2.1.

“Action” has the meaning set forth in Section 4.13.

“Adjusted Amount” has the meaning set forth in Section 2.3(b)(iv).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person.  For purposes of this definition, “Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or credit arrangement or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Ancillary Documents” means, collectively, (a) the Bill of Sale, (b) the Assignment and Assumption Agreement, (c)  the Assignment and Assumption of Lease, (d) the Intellectual Property Assignments and (e) all other assignment, transfer and assumption documents the parties hereto may enter into in connection with this Agreement.

“Assigned Contract” has the meaning set forth in Section 2.1(a)(v).

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.2(c).

“Assumed Liabilities” has the meaning set forth in Section 2.2(a).

“Assumption Agreement” has the meaning set forth in Section 3.2(b).

“Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, that is maintained or contributed to by the Seller or for the benefit of the Employees or both.

“Bill of Sale” has the meaning set forth in Section 3.2(a).

“Business” has the meaning set forth in the recitals hereto.

“Business Day” means any day other than Saturday, Sunday or any day on which banks in New York, New York are required or authorized to be closed.

“Business Licenses” has the meaning set forth in Section 4.11(b).

“Cash Payment” has the meaning set forth in Section 2.3(a).

“Claim Notice” has the meaning set forth in Section 7.4(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of May 19, 2004 between Edgeview Partners LLC and Milestone Capital Management.

“Contract” means any currently enforceable written contract, indenture, note, bond, instrument, lease, mortgage, license, guaranty, acquisition agreement, asset purchase agreement, stock purchase agreement or other agreement.

“Employee” has the meaning set forth in Section 4.15.

“Environmental Law” means any applicable Law in effect as of the Closing Date relating to pollution, the protection of the environment or the health and safety of employees.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, any successor statute thereto and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.1(b).

“Final MWC Statement” means the determination of Modified Working Capital that is final and binding on the parties hereto, either through the agreement of the parties hereto or through the action of the Independent Accounting Firm in the manner set forth in Section 2.3(b).

“Former Employee” has the meaning set forth in Section 4.15.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, local or foreign.

“Hazardous Substance” means petroleum, polychlorinated biphenyls and any other chemicals, materials, substances or wastes which are defined or regulated as of the Closing Date as “hazardous substances” or “hazardous wastes” under any applicable Environmental Law.

“Income Tax” means any federal, state, county, provincial, local or foreign income, franchise, business profits or other similar Tax, any withholding or estimated Tax related thereto and any interest, penalties (whether civil or criminal), additions or additional amounts imposed by any Governmental Authority with respect thereto.

“Indebtedness” means any and all indebtedness of any kind or nature of the Seller due, owing, guaranteed or otherwise obligated to any third party.

“Indemnified Party” has the meaning set forth in Section 7.4(a).

“Indemnifying Party” has the meaning set forth in Section 7.4(a).

“Indemnity Bucket” has the meaning set forth in Section 7.5(a).

“Indemnity Cap” has the meaning set forth in Section 7.5(a).

“Independent Accounting Firm” means (a) one of the nationally-recognized “big-four” public accounting firms mutually acceptable to the Seller and the Purchaser or (b) if the Seller and the Purchaser are unable to agree upon such a firm, then each shall select one such firm and those two firms shall select a third such firm, in which event such third firm shall be the “Independent Accounting Firm”.

“Interest Rate” has the meaning set forth in Section 2.3(b)(ii).

“Initial MWC Statement” has the meaning set forth in Section 2.3(b)(i).

“Intellectual Property” means any works of authorship, inventions (whether patentable or not), invention disclosures, industrial models, industrial designs, utility models and certificates of invention, designs (including without limitation graphics and label and artistic designs), names, marks, product designs, product packaging, business and product names and logos, together with the goodwill associated therewith, technical information, franchises, franchise rights, supplier, subcontractor and customer lists, pricing and cost information, business and marketing plans and proposals, rights of publicity, improvements, processes, techniques, formulae, compositions, specifications, technology, methodologies, computer software (including all source code and object code), firmware, flow charts, annotations, any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical, manufacturing and engineering information, specifications, technical drawings, research and development, know-how, and all documents, disks, records, files and other media on which any of the foregoing is stored.

“Intellectual Property Assignments” has the meaning set forth in Section 3.2(d).

“Intellectual Property Rights” means any (a) patents, patent applications, patent disclosures and improvements thereto, (b) trademarks, service marks, trade dress, logos, trade names, corporate names and domain names, the goodwill associated therewith, and any registrations and applications for registration thereof, (c) copyrights and any registrations and applications for registration thereof, (d) rights to URLs, domain names and Internet web sites, (e) trade secrets, and (f) the right to sue for past infringement or misappropriation of any of the foregoing.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, any successor statute thereto and the rules and regulations promulgated thereunder.

“IRS” means the United States Internal Revenue Service, and any successor agency thereto.

“Knowledge of the Seller”, “Seller’s Knowledge” and phrases of similar import mean the actual knowledge of the executives identified on Schedule 1.1, in each case without obligation of inquiry.

“Law” means any federal, state, county, provincial, local or foreign statute, law, ordinance, regulation, rule or code.

“Leases” has the meaning set forth in Section 2.1(a)(ii).

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any charge, adverse claim, community property interest, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership, defect of title or other encumbrance.

“Losses” has the meaning set forth in Section 7.2.

“Material Adverse Effect” means any change or effect that is materially adverse to the financial condition, aggregate properties, assets (both tangible and intangible) or liabilities, or results of operations of the Business, taken as a whole, except for any such changes or effects resulting directly or indirectly from (a) the transactions contemplated by this Agreement and the Ancillary Documents, or (b) an event or circumstance or series of events or circumstances affecting the particular segments thereof in which the Business operates or the United States economy generally.

“Material Contracts” has the meaning set forth in Section 4.12(b).

“Material Permits” has the meaning set forth in Section 4.7.

“Modified Working Capital” means (a) the aggregate value of (i) Accounts Receivable, (ii) prepaid expenses and (iii) inventory (less reserves), minus (b) the aggregate value of (i) accounts payable, (ii) accrued expenses and other liabilities (other than accrued Taxes) and (iii) accrued compensation (including without limitation accrued incentive compensation, vacation and benefits), in each case calculated as of the close of business on the Closing Date in accordance with GAAP consistently applied and in a manner consistent with Schedule 2.3(b)) attached hereto and the Seller’s policies and procedures.

“Notice of Disagreement” has the meaning set forth in Section 2.3(b)(ii).

“Order” has the meaning set forth in Section 4.13.

“Ordinary Course of Business” means, with respect to any action, that such action is or was consistent in nature, scope and magnitude with the past customs and practices of the Seller and is or was taken in the ordinary course of business of the Seller.

“Owned Intellectual Property” has the meaning set forth in Section 4.11(a).

“Permit” means any permit, license, franchise, certificate, registration, approval or similar authorization issued by a Governmental Authority (including without limitation those issued or required under applicable export laws or regulations) affecting the Acquired Assets or transactions contemplated hereby.

“Permitted Liens” means the Liens set forth on Schedule 1.1(a)(ii).

“Person” means any individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other legal entity.

“Post-Closing Period” has the meaning set forth in Section 6.7.

“Pre-Closing Period” has the meaning set forth in Section 6.7.

“Purchase Price” has the meaning set forth in Section 2.3(a).

“Purchaser” has the meaning set forth in the preamble hereto.

“Purchaser Financial Statements” has the meaning set forth in Section 5.7.

“Purchaser Indemnified Party” has the meaning set forth in Section 7.3.

“Recipients” has the meaning set forth in Section 6.1(a).

“Retained Liabilities” has the meaning set forth in Section 2.2(b).

“Seller” has the meaning set forth in the preamble hereto.

“Seller Financial Statements” has the meaning set forth in Section 4.4.

“Seller Indemnified Party” has the meaning set forth in Section 7.2.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (b) generally entitled to share in the profits or capital of such legal entity.

“Tax” or “Taxes” means any and all federal, state, county, provincial, local or foreign income, gross receipts, sales, use, ad valorem, employment, severance, transfer, gains, profits, excise, franchise, property, capital stock, premium, minimum and alternative minimum or other taxes, fees, levies, duties, assessments or charges of any kind or nature whatsoever imposed by any Governmental Authority (whether payable directly or by withholding), together with any interest, fines, penalties (civil or criminal), assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and any amounts of Taxes of another Person that the Seller or any Subsidiary thereof is liable to pay by law or otherwise.

“Tax Return” means any report, return, declaration, statement or other information supplied or required to be supplied to a taxing authority or Governmental Authority with respect to any Tax, including any schedules, attachments or amendments thereto.

“Third Party Intellectual Property Rights” means all United States and foreign third-party patents, patent rights, patent applications, trademarks, service marks, or copyrights,

and all trade secrets, schematics, technology, know-how, inventions, whether patentable or not, computer software programs or applications and tangible or intangible proprietary information or material or other intellectual property or proprietary rights owned by a third party, excluding packaged, commercially available “off the shelf” licensed software programs sold to the public, and used in the Business.

“Third Party Licenses” has the meaning set forth in Section 4.11(b).

“Transfer Tax” means any transfer, realty transfer, stock transfer, sales, use, stamp, documentary, value added, recording and other similar taxes or fees, including any penalties and interest related thereto.

“Transferred Employee” has the meaning set forth in Section 6.3(a).

1.2           Interpretation.  For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:  (a) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders; (b) references herein to Articles, Sections, subsections and other subdivisions, and to Exhibits, Schedules, Annexes and other attachments, without reference to a document, are to the specified Articles, Sections, subsections and other subdivisions of, and Exhibits, Schedules, Annexes and other attachments to, this Agreement; (c) a reference to a subsection or other subdivision without further reference to a Section is a reference to such subsection or subdivision as contained in the same Section in which the reference appears; (d) the words “herein,” “hereof,” “hereunder,” “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (e) the words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation”; and (f) all accounting terms have the respective meanings given to them under GAAP.

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1           Purchase and Sale of Assets.

(a)           Purchase and Sale.  Upon the terms and subject to the conditions set forth herein, at the Closing the Purchaser shall purchase from the Seller, and the Seller shall sell, convey, transfer, assign and deliver to the Purchaser, all right, title and interest of the Seller in and to the assets, properties, rights, claims, interests and goodwill of the Seller, whether tangible or intangible, of every kind and description used or held for use in the Business, other than the Excluded Assets (collectively, the “Acquired Assets”), including without limitation the following:

(i)            all machinery, tooling, equipment, furniture, office equipment, computer equipment (including all hardware and software, but subject, in the case of off-the-shelf shrink wrapped software, to any restrictions by the vendor or licensor on the assignment thereof) automation systems, accounting systems, email addresses, source codes and master disks of source codes, other proprietary information owned or licensed, whether for general business usage (e.g., accounting, word processing, graphics, spreadsheet analysis), or specific, unique-to-the-business usage, owned by or licensed to the Seller and used in the operation of the Business, and facsimile machines, copying machines, communications equipment, plotters, security systems, operating manuals, training aids, parts, spare parts, vehicles, tools, supplies and other tangible property of the Seller;

(ii)           the real property leases identified on Schedule 2.1(a)(ii) (collectively, the “Leases”), together with any leasehold improvements thereon and all other rights, subleases, licenses, permits, deposits and profits appurtenant or related to such lease;

(iii)          all items of inventory, including all materials and supplies, all work in process and all finished products and supplies owned by the Seller as of the Closing Date, including any inventory paid for but not yet delivered or received by the Seller;

(iv)          all Permits necessary for the Seller to conduct the Business and which are identified on Schedule 2.1(a)(iv) attached hereto;

(v)           all Contracts to which the Seller is a party related to the operation of the Business, including without limitation the Material Contracts, and all rights thereunder (each, an “Assigned Contract”);

(vi)          all sales support and promotional materials, advertising materials, shipping materials and production, sales and marketing files;

(vii)         all documents related to the Business, including all purchase and sale records, accounting records, cost and pricing information, current customer lists, prospective customer lists, supplier lists, production records and credit records, service and warranty records, or similar records of all sales of the Business, and all other books and records;

(viii)        all Intellectual Property and Intellectual Property Rights (including without limitation the Owned Intellectual Property), owned, licensed, used or held for use by the Seller, Company Licenses and Third Party Licenses;

(ix)           all accounts, Accounts Receivable and notes receivable existing as of the Closing Date, other than any such accounts or receivables due from any Affiliate of the Seller;

(x)            all prepaid expenses, security deposits and charges paid by the Seller prior to the Closing Date and pertaining to periods after the Closing Date, other than those associated with Excluded Assets;

(xi)           the credit insurance policy issued to Seller by the Continental Casualty Company;

(xii)          to the extent assignable, all of the Seller’s rights, claims, credits, causes of action or rights of set-off against third parties relating to the Business or the Acquired Assets, whether known or unknown, contingent or non-contingent, including claims pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, contractors and other third parties in connection with products or services purchased by or furnished to the Seller, but not, in any event, any such claims or rights relating to the Excluded Liabilities or Losses with respect to which the Seller has an indemnification obligation or that may be used by the Seller to defend against any third-party claims or any claims under any insurance policies or any Contracts not included in the Acquired Assets; and

(xiii)         all goodwill associated with the Business and the Acquired Assets including, without limitation, the trademarks and trade names included in the Acquired Assets.

(b)           Excluded Assets.  Notwithstanding anything to the contrary herein, the Seller shall not sell, convey, assign or transfer to the Purchaser, and the Purchaser shall not acquire or have any rights to acquire, the following assets, which assets shall remain the property of the Seller after the Closing (collectively, the “Excluded Assets”):

(i)            all cash, and cash equivalents of the Seller and shares of capital stock of the Seller held in treasury;

(ii)           all bank and other depository accounts of the Seller;

(iii)          all corporate or organizational records and minute books of the Seller;

(iv)          refunds or rights to refunds of Taxes of the Seller and any Tax loss carry forwards of the Seller;

(v)           all insurance policies of the Seller (except as set forth in Section 2.1(a)(xi)), any refunds paid or payable in connection with the cancellation or discontinuance of any such insurance policies, and any claims made under any such insurance policies, except where a claim relates to the Acquired Assets;

(vi)          any amounts due or owing to the Seller or the Business from any Affiliate of the Seller;

(vii)         all rights of the Seller under this Agreement and the Ancillary Documents, the Purchase Price and any agreement, certificate, instrument or other document executed and delivered by the Seller or the Purchaser in connection with the transactions contemplated hereby; and

(viii)        the items set forth on Schedule 2.1(b)(viii).

2.2           Assumption of Liabilities.

(a)           Assumption of Liabilities.  Upon the terms and subject to the conditions set forth herein, at the Closing the Purchaser shall assume from the Seller (and thereafter pay, perform, discharge or otherwise satisfy in accordance with their respective terms), and the Seller shall irrevocably convey, transfer and assign to the Purchaser, all of the following Liabilities, other than the Excluded Liabilities (collectively, the “Assumed Liabilities”):

(i)            any Liability of the Seller under any Assigned Contract, other than any such Liability arising out of a breach thereof or default thereunder by the Seller prior to the Closing Date;

(ii)           any account payable arising in the Ordinary Course of the Business prior to the Closing Date;

(iii)          any obligations of the Seller to fulfill customer orders in the Ordinary Course of Business in respect of customer orders that are outstanding as of the Closing Date;

(iv)          any Liability of the Seller to the customers of the Seller under warranties given by the Seller in the Ordinary Course of Business prior to the Closing Date;

(v)           the severance obligations of the Seller listed and described in Schedule 6.3(c) and any other obligations of the Purchaser as described in, and pursuant to the terms of, Section 6.3;

(vi)          any Liability of the Seller arising in connection with any Permit included in the Acquired Assets, other than any such Liability arising out of a breach thereof or default thereunder by the Seller prior to the Closing Date;

(vii)         any Liability included as a Liability in the Final MWC Statement; and

(viii)        any Liability of the Seller for outstanding Employee expenses incurred in the Ordinary Course of Business prior to the Closing Date and submitted to the Seller in accordance with the Seller’s policies and procedures since September 30, 2004.

(b)           Retained Liabilities.  The Seller shall remain solely responsible for and shall retain, pay, perform and discharge (provided that nothing herein shall prevent the Seller from contesting in good faith any Retained Liabilities against any third parties), and the Purchaser shall not assume, all other Liabilities of the Seller, including without limitation the following Liabilities (collectively, the “Retained Liabilities”):

(i)            any Liability of the Seller for Taxes relating to or arising out of the Business accruing with respect to any time period occurring at or prior to the Closing, except for (A) property taxes that are the responsibility of the Purchaser under Section 6.7, and (B) the portion of Transfer Taxes for which the Purchaser is responsible pursuant to Section 6.6;

(ii)           any Liability of the Seller under any Assigned Contract arising out of a breach thereof or default thereunder by the Seller prior to the Closing Date;

(iii)          any Liability of the Seller under any Contract that is not an Assigned Contract, including any Liability of the Seller arising out of or relating to the Seller’s credit facilities or Indebtedness or any Liens related thereto (other than Permitted Liens);

(iv)          any Liability of the Seller arising under Environmental or occupational, safety or health Laws arising out of or relating to the Seller’s operation of the Business or the Seller’s leasing, ownership or operation of real property;

(v)           any Liability of the Seller under any Benefit Plan, including without limitation the Seller’s stock option plan, or relating to payroll, vacation or sick leave, in each case other than those severance obligations pursuant to Section 6.3(c);

(vi)          any Liability of the Seller under any employment, severance, retention or termination agreement with any current or former employee of the Seller or any of its Affiliates, other than those severance obligations pursuant to Section 6.3(c) and the other obligations of the Purchaser as described in, and pursuant to the terms of, Section 6.3;

(vii)         any Liability arising out of any employee grievance, dispute or claim against the Seller arising from an event occurring prior to the Closing Date regardless of when such employee asserts such grievance, dispute or claim;

(viii)        any Liability arising out of any stockholder grievance, dispute or claim against the Seller;

(ix)           any Liability of the Seller to indemnify, reimburse or advance amounts to any officer, director, employee of the Seller, other than obligations to reimburse expenses incurred in the Ordinary Course of Business;

(x)            any Liability of the Seller arising out of any legal proceeding that is finally adjudicated or pending as of the Closing Date or any legal proceeding commenced after the Closing Date and arising out of the Seller’s conduct of the Business prior to the Closing Date, whether or not set forth in any Schedule, including without limitation Liabilities arising from the settled litigation styled Paradigm Marketing International, Inc. and Stacy Rider v. Pumpkin Ltd., dba Pumpkin Masters, Inc., in the United States District Court for the District of Minnesota, Case No. 04-2771 RHK/JSM;

(xi)           any Liability of the Seller under this Agreement or the Ancillary Documents;

(xii)          any Liability of the Seller with respect to amounts due or owing from the Seller or the Business to any Affiliate thereof; and

(xiii)         any Liability of the Seller with respect of expenses payable by it pursuant to Section 8.14.

2.3           Consideration for the Acquired Assets.

(a)           Consideration.  The purchase price (the “Purchase Price”) for the Acquired Assets shall be (i) the sum of (A) $7,000,000 plus (B) $1,048,441, in cash, subject to adjustment following the Closing as provided in Section 2.3(b) (collectively, the “Cash Payment”), and (ii) the assumption by the Purchaser of the Assumed Liabilities pursuant to Section 2.2.

(b)           Purchase Price Adjustment.

(i)            Initial MWC Statement.  As promptly as practicable, but no later than 30 days after the Closing Date, the Purchaser shall prepare and deliver to the Seller an unaudited statement of Modified Working Capital as of the close of business on the Closing Date, which shall set forth the Purchaser’s determination of the Modified Working Capital in a manner consistent with Schedule 2.3(b) and which shall, with respect to Accounts Receivable, include amounts for gross Accounts Receivable, reserves and allowances and net Accounts Receivable (the “Initial MWC Statement”).  The Initial MWC Statement will be prepared, to the extent applicable, in accordance with GAAP, consistently applied, and in a manner consistent with Schedule 2.3(b).  Upon reasonable prior notice to the Purchaser during the 30 days immediately following the Seller’s receipt of the Initial MWC Statement, the Seller and its representatives will be permitted to review the Purchaser’s working papers (including work papers of accountants) relating to the Initial MWC Statement, and the Purchaser shall make reasonably available at its offices the individuals responsible for the preparation of the Initial MWC Statement in order to respond to the reasonable inquiries of the Seller related thereto.

(ii)           Notice of Disagreement.  The Seller shall notify the Purchaser in writing (the “Notice of Disagreement”) within 30 days after receiving the Initial MWC Statement if the Seller disagrees with the Purchaser’s calculation of the Modified Working Capital, which Notice of Disagreement shall set forth in reasonable detail the basis for such dispute, the amounts involved and the Seller’s good faith estimate of the Modified Working Capital.  Any amount by which the Modified Working Capital set forth in the Initial MWC Statement that is not disputed by the Seller pursuant to this Section 2.3(b)(ii) is greater or less than $4,677,004 shall be paid by the Purchaser or the Seller, as applicable, to the other party hereto within five Business Days following the Purchaser’s receipt of the Notice of Disagreement, together with interest thereon from the Closing Date until the date of payment at the average of the rate per annum publicly announced by Citibank, N.A. or any successor thereto in New York, NY from time to time as its “base” rate on each day during such period (the “Interest Rate”).  If the Seller does not deliver a Notice of Disagreement to the Purchaser within such 30-day period, then the Initial MWC Statement shall be deemed to have been accepted by the Seller, shall become final and binding upon the parties hereto and shall be the Final MWC Statement.

(iii)          Dispute Resolution.  During the 30 days immediately following the delivery of a Notice of Disagreement, the Seller and the Purchaser shall seek in good faith to resolve any differences that they may have with respect to any matter specified in the Notice of Disagreement.  If at the end of such 30-day period the Seller and the Purchaser have been unable to agree upon a Final MWC Statement, then the Seller and the Purchaser shall submit to the

Independent Accounting Firm for review and resolution any and all matters that remain in dispute with respect to the Notice of Disagreement.  The Purchaser and the Seller shall use commercially reasonable efforts to cause the Independent Accounting Firm to make a final determination of the Modified Working Capital within 30 days from such submission, and such final determination shall be binding on the parties hereto and shall be the Final MWC Statement.  The cost of the Independent Accounting Firm’s review and determination shall be paid by the party whose determination of Modified Working Capital differed by the greater amount from the Modified Working Capital set forth on the Final MWC Statement.  During the 30-day review by the Independent Accounting Firm, the Purchaser and the Seller will each make available to the Independent Accounting Firm interviews with such individuals and such information, books and records as may be reasonably required by the Independent Accounting Firm to make its final determination.

(iv)          Adjustment.  For the purposes of this Agreement, “Adjustment Amount” means the amount of Modified Working Capital as set forth in the Final MWC Statement, minus $4,677,004 and minus any amount paid by the Purchaser pursuant to Section 2.3(b)(ii).  If (A) the Adjustment Amount is greater than zero, then the Purchaser shall pay such amount to the Seller, (B) the Adjustment Amount, is less than zero, then the Seller shall pay the absolute value of such amount to the Purchaser, in each case within five Business Days after the Final MWC Statement becomes final and binding on the parties hereto and, in each case, together with interest on the amount of such excess or shortfall, as applicable, from the Closing Date until the date of payment at the Interest Rate.  If the Adjustment Amount equals zero, then neither the Purchaser nor the Seller shall owe any amount to the other pursuant to this Section 2.3(b).

(v)           Accounting Books, Records, Policies and Procedures.  The Purchaser agrees that following the Closing through the date on which payment, if any, is made by either party pursuant to this Section 2.3(b) or, if the Final MWC Statement indicates that no such payment is required, then through the date on which the Final MWC Statement becomes effective, the Purchaser will not take any actions with respect to any accounting books, records, policies or procedures on which the Initial MWC Statement was based or the Final MWC Statement is to be based that would make it impossible or impracticable to calculate the Modified Working Capital in the manner and utilizing the methods required hereby.

(c)           Allocation of Purchase Price.  Within 30 days following the final determination of Modified Working Capital pursuant to Section 2.3(b), the Purchaser shall deliver to the Seller a proposed allocation of the Purchase Price among the Acquired Assets in accordance with Section 1060 of the Internal Revenue Code, which shall be prepared in good faith by the Purchaser in accordance with reasonable and customary methods of allocating purchase price in transactions of the size and type contemplated by this Agreement.  The Seller shall notify the Purchaser in writing within 30 days after receiving such allocation if the Seller disagrees with and does not consent to such allocation (which consent shall not be unreasonably withheld), and if the Seller does not deliver such notice within such ten-day period then such allocation shall be deemed accepted by the Seller and shall become final and binding on the parties hereto.  The Purchaser and the Seller (i) shall execute and file all Tax Returns in a manner consistent with any allocation consented to by the Seller pursuant to this Section 2.3(c) and (ii) shall not take any position before any Governmental Authority or in any judicial proceeding that is inconsistent with any such allocation.  The Seller and the Purchaser shall each timely file a Form 8594 with the IRS in accordance with the requirements of Section 1060 of the Internal Revenue Code reflecting any allocation consented to by the Seller in accordance with this Section 2.3(c).

2.4           Further Assurances.  From and after the Closing, and without further consideration therefor, (a) the Seller shall execute and deliver to the Purchaser such further instruments and certificates of conveyance and transfer as the Purchaser may reasonably request in order more effectively to convey and transfer the Acquired Assets from the Seller to the Purchaser and to put the Purchaser in operational control of the Business and (b) the Purchaser shall execute, or shall arrange the execution of, and deliver to the Seller such further instruments and certificates of assumption, novation and release as the Seller may reasonably request in order effectively to make the Purchaser responsible for all Assumed Liabilities and release the Seller therefrom to the fullest extent permitted under applicable Law.

2.5           Assignment of Assigned Contracts and Permits.  To the extent that transfer or assignment hereunder by the Seller to the Purchaser of any Assigned Contract or Permit is not permitted or is not permitted without notification to or the consent or approval of another Person, this Agreement shall not be deemed to constitute an assignment, an attempted assignment or an undertaking to assign such Assigned Contract or Permit if such consent or approval is not given or if such an assignment, attempted assignment or undertaking otherwise would constitute a breach thereof.  The Seller (and the Purchaser where required) shall use its commercially reasonable efforts to obtain any and all such third-party consents or approvals under all Assigned Contracts and Permits; provided, however, that neither the Seller nor the Purchaser shall be required to pay or incur any cost or expense to obtain any third party consent or approval that it is not otherwise required to pay or incur in accordance with the terms of the applicable Assigned Contract or Permit.  If any such third party consent or approval is not obtained before the Closing, the Seller shall cooperate with the Purchaser in any reasonable arrangement designed to provide for the Purchaser after the Closing the benefits intended to be assigned to the Purchaser under the applicable Assigned Contract, including enforcement at the cost and for the account of the Purchaser of any and all rights of the Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise; provided that the Purchaser shall (a) undertake to pay or satisfy the corresponding liabilities and obligations for the enjoyment of such benefit to the extent that the Purchaser would have been responsible therefor hereunder if such consent, waiver or approval had been obtained and (b) indemnify and hold harmless the Seller and its Affiliates for any costs, expenses or liabilities (including legal fees and expenses) incurred by them in connection with the enforcement of any Assigned Contract.

2.6           Certain Accounts Payable.  Notwithstanding Section 2.2(a)(ii), if any invoice, bill or other similar statement with respect to any account payable arising in the Ordinary Course of the Business prior to the Closing Date is received by the Purchaser more than 30 but fewer than 90 days following the Closing Date and is not taken into account in the determination of Modified Working Capital pursuant to Section 2.3(b), the Purchaser shall promptly remit such invoice, bill or statement to the Seller and the Seller shall, within five Business Days of such receipt, cause payment to be made to the issuer of such invoice, bill or statement, provided, that there shall be no corresponding asset attributable to such payable that solely benefits the

Purchaser and such asset is either not reflected on the September 30, 2004 balance sheet included in the Seller Financial Statements or the Final MWC Statement.

2.7           Outstanding Checks.  The Seller shall make available in its appropriate bank accounts cash adequate to cover any checks, wires, electronic transfers and payroll of the Seller outstanding as of the Closing Date, and shall, subject to disbursements in respect thereof, maintain such amounts in such accounts.

ARTICLE III

THE CLOSING

3.1           Time and Place.  The consummation of the transactions contemplated hereby (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York.  The date on which the Closing takes place is referred to herein as the “Closing Date”.

3.2           Closing Deliveries of the Seller.  At the Closing, the Seller shall deliver to the Purchaser the following:

(a)           a Bill of Sale and General Assignment, duly executed by the Seller (the “Bill of Sale”);

(b)           an Assumption Agreement, duly executed by the Seller (the “Assumption Agreement”);

(c)           Assignments and Assumptions of Leases, duly executed by the Seller (collectively, the “Assignments and Assumptions of Leases”);

(d)           Intellectual Property Assignments, duly executed by the Seller (collectively, the “Intellectual Property Assignments”);

(e)           a Noncompetition Agreement, duly executed by Security Capital Corporation (the “Noncompetition Agreement”);

(f)            copies of all instruments, certificates, documents and filings (if applicable) necessary to release the Acquired Assets from all Liens other than Permitted Liens, including without limitation evidence of the full payment of all obligations and Liabilities to Bank One, N.A. and a release by Bank One, N.A. of any Liens held by Bank One, N.A. against the Acquired Assets;

(g)           copies of any documents and filings required in connection with the payment of Transfer Taxes in accordance with the terms hereof;

(h)           a duly executed certificate of the secretary or assistant secretary of the Seller, certifying the certificate of incorporation, by-laws and authorizing resolutions of the Seller and the incumbency of any officer of the Seller executing this Agreement or any Ancillary Documents;

(i)            a certificate of the Seller certifying as to its non-foreign status, in compliance with the requirements of Section 1445 of the Internal Revenue Code; and

(j)            a Guaranty, duly executed by Security Capital Corporation (the “Guaranty”).

3.3           Closing Deliveries of the Purchaser.  At the Closing, the Purchaser shall pay or deliver to the Seller the following:

(a)           the portion of the Cash Payment to be paid at the Closing pursuant to Section 2.3(a), by wire transfer of immediately available funds to an account designated by the Seller;

(b)           the Assignment and Assumption Agreement, duly executed by the Purchaser;

(c)           the Assignments and Assumptions of Lease, duly executed by the Purchaser;

(d)           the Noncompetition Agreement, duly executed by the Purchaser;

(e)           copies of any documents and filings required in connection with the payment of Transfer Taxes in accordance with the terms hereof;

(f)            a duly executed certificate of the secretary or assistant secretary of the Purchaser, certifying the articles of incorporation, by-laws and authorizing resolutions of the Purchaser and the incumbency of any officer of the Purchaser executing this Agreement or any Ancillary Documents; and

(g)           the Guaranty, duly executed by the Purchaser.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser as follows:

4.1           Organization.  The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, has all requisite corporate authority to own, operate or lease the Acquired Assets as currently owned, operated or leased by it, and to conduct the Business as conducted by it.  The Seller has no Subsidiaries.  The Seller is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.  The Seller has furnished or made available to the Purchaser the certificate of incorporation and bylaws of the Seller.  The Seller is not in default under or in violation of any provision of the Seller’s certificate of incorporation or bylaws, each as amended to date.

4.2           Authority; Enforceability.  The Seller has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform fully its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Seller of this Agreement and the Ancillary Documents to which it is a party, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Seller.  No other corporate proceedings by or on behalf of the Seller are or will be necessary to authorize the execution and delivery of this Agreement by the Seller or the consummation by the Seller of the transactions contemplated hereby.  This Agreement and the Ancillary Documents to which the Seller is a party have been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery hereof and thereof by the Purchaser, constitute the valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and by general principles of equity.

4.3           Noncontravention.

(a)           Except as set forth on Schedule 4.3(a), the execution and delivery by the Seller of this Agreement and the Ancillary Documents to which it is a party do not, and the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby will not, (i) violate the provisions of the certificate of incorporation or by-laws of the Seller, (ii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a material default under, result in the acceleration of any obligation under, create in any party the right to accelerate any obligation or terminate, modify or cancel, or require notice, consent or waiver under, any material Contract, Permit or security interest to which the Seller is a party or by which the Seller or any of the Acquired Assets is bound, (iii) result in the imposition of a Lien upon any of the Acquired Assets, (iv) violate any material Order or Law applicable to the Seller or any of the Acquired Assets, or (v) result in any of the Seller’s stockholders having the right to exercise dissenter’s rights of appraisal.

(b)           No material Permit, consent, authorization or approval of, or filing with, any Governmental Authority is required by the Seller in connection with the execution and delivery by the Seller of this Agreement and the Ancillary Documents to which it is a party or the consummation of the transactions contemplated hereby and thereby.

4.4           Seller Financial Statements.

(a)           Set forth on Schedule 4.4(a) are (i) the audited balance sheets of the Seller for the fiscal years ended December 31, 2002 and December 31, 2003 and the related statements of operations, retained earnings and cash flows for the fiscal years ended on such dates, and (ii) the unaudited balance sheet of the Seller for the eight-month period ended September 30, 2004 and the related statement of operations, retained earning and cash flows for the nine-month period ended on such date (collectively, the “Seller Financial Statements”).  The Seller Financial Statements have been prepared in accordance with GAAP, consistently applied throughout the specified period, and present fairly, in all material respects, the financial condition of the Seller as of the specified dates and the results of operations and cash flows of the Seller for the specified periods in accordance with GAAP, consistently applied throughout the specified period; provided, however, that the Seller Financial Statements referred to in the immediately preceding clause (b) are subject to normal year-end audit adjustments and do not contain the notes required by GAAP.

(b)           The Seller has assets sufficient to discharge all of its debts that are not Assumed Liabilities and is capable of the timely discharge of its debts as they come due.

(c)           Set forth on Schedule 4.4(c) is a list of any outstanding letters of credit to which the Seller is a party.

4.5           Absence of Changes.  Except as set forth on Schedule 4.5, since December 31, 2003, the Seller has operated the Business in the Ordinary Course of Business, and there has been no Material Adverse Effect.

4.6           Taxes.

(a)           With respect to Taxes relating to the Business, the Seller has timely filed or will have filed on a timely basis all Tax Returns in connection with any such federal, state or local Tax required to be filed by it, and the Seller has or will have timely paid all such Taxes shown thereon to be due except as contested in good faith or upon audit.  No examination or audit of any Tax Return of the Seller relating to the Business by any Governmental Authorities is currently in progress or, to the Seller’s Knowledge, threatened or contemplated.  None of the Acquired Assets is subject to any Lien in favor of the United States pursuant to Section 6321 of the Internal Revenue Code for nonpayment of federal Taxes, or any Lien in favor of any state or locality pursuant to any comparable provision of state or local law, under which transferee liability might be imposed upon the Purchaser as a buyer of such Acquired Assets pursuant to Section 6323 of the Internal Revenue Code or any comparable provision of state or local law.  The Seller is not currently the beneficiary of any extension of time within which to file any Tax Return.  The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time nor has any such waiver or extension been required with respect to a Tax assessment or deficiency relating to the Business.  No claim has ever been made by an authority in any jurisdiction in which the Seller does not file Tax Returns that it is or may be subject to jurisdiction by such jurisdiction.  There are no Liens on any of the Acquired Assets or assets of the Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)           The Seller has withheld or collected and paid or deposited in accordance with law all Taxes required to have been withheld or collected and paid or deposited by the Seller in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

4.7           Compliance with Law; Permits.  The Seller is in compliance with all applicable Laws, except for any such failure to be in compliance that would not reasonably be expected to have an Material Adverse Effect.  The Seller owns or possesses all Permits necessary for it to conduct the Business, except for any such failure to own or possess any such Permit that would not reasonably be expected to have a Material Adverse Effect (collectively, the “Material Permits”).  Schedule 4.7 sets forth a list of all Material Permits.  The Material Permits are the only Permits that are required for the Seller to conduct its Business as presently conducted, except for those the absence of which would not have a Material Adverse Effect.  Each Material Permit is in full force and effect and no suspension or cancellation of any Material Permit will occur as a result of the completion of the transactions contemplated by this Agreement and the Ancillary Documents or, to the Seller’s Knowledge, is threatened.

4.8           Sufficiency of Assets.  The Acquired Assets collectively constitute all of the assets, tangible and intangible, necessary to operate the Business in the manner currently operated by the Seller.  Upon consummation of the transactions contemplated hereby, the Purchaser will have acquired good and valid title in and to all of the Acquired Assets other than the Leases, which are addressed in Section 4.10, and the Intellectual Property, Intellectual Property Rights, Business Licenses and Company Licenses, which are addressed in Section 4.11, free and clear of all Liens or other third-party interest whatsoever, other than the Permitted Liens and Liens created by the Purchaser.  Except as set forth on Schedule 4.8, no Acquired Assets other than the Leases, which are addressed in Section 4.10, and the Intellectual Property, Intellectual Property Rights, Business Licenses and Company Licenses, which are addressed in Section 4.11, is subject to any Liens other than Permitted Liens.

4.9           Tangible Personal Property.  Except as set forth on Schedule 4.9, the Seller owns all tangible personal property and assets purported to be owned by it, free and clear of all Liens other than Permitted Liens.  Such tangible personal property and assets are in reasonable repair and operating condition for their current use, ordinary wear and tear excepted.

4.10         Real Property.  The Seller does not own any real property.  Schedule 4.10 lists each of the Leases.  The Leases are the only leases or subleases of real property to which the Seller is a party.  The Leases are in full force and effect and enforceable in accordance with their respective terms and, to the Seller’s Knowledge, neither the Seller nor any other party thereto is in default under any Lease, except for any such failure to be in full force and effect or enforceable or any such default that would not reasonably be expected to have a Material Adverse Effect.

4.11         Intellectual Property.

(a)           Schedule 4.11(a) sets forth a list of all Intellectual Property Rights owned by the Seller that are registered or subject to an application for registration (the “Owned Intellectual Property”), including the jurisdictions where such Owned Intellectual Property is registered or where applications have been filed, and all registration or application numbers.  The Seller is the sole owner of each item of Owned Intellectual Property, free and clear of all Liens except for Permitted Liens, and has the right to use, without payment to any other Person, each item of the Owned Intellectual Property.  Except as set forth on Schedule 4.11(a), the Seller owns, is licensed or has the right to use all of the Intellectual Property and all of the Intellectual Property Rights that are material to the operation of the Business free and clear of all Liens other than, the Business Licenses, the Third-Party Licenses, Permitted Liens and Liens created by the Purchaser.

(b)           Schedule 4.11(b) sets forth a list of (i) all Contracts pursuant to which any third party is authorized to make, use, license, sell or distribute any Intellectual Property or under which the Seller licenses any Intellectual Property Rights to any third party and that are material to the Business (the “Business Licenses”), and (ii) all Contracts pursuant to which the Seller is licensed to make, use, license, sell or distribute any Intellectual Property or under which the Seller licenses any Intellectual Property Rights owned or licensed by a third party and that are material to the Business (the “Third Party Licenses”).  Each Business License and Third Party License is in full force and effect and neither the Seller nor, to the Seller’s Knowledge, any other party thereto is in default thereunder, except for any such failure to be in full force and effect or any such default that would not reasonably be expected to have an Material Adverse Effect.  Except as set forth on Schedule 4.3(a), there are no restrictions on the assignment of any Third Party License that materially affects any Intellectual Property or Intellectual Property Rights material to the operation of the Business.  Other than “off-the-shelf” or “shrink wrap” licenses, the Third Party Licenses listed in Schedule 4.11(b) are the only software licenses material to the operation of the Business as currently conducted or currently proposed to be conducted by the Seller.

(c)           Except as set forth in Schedule 4.11(c), there are no claims pending or, to the Seller’s Knowledge, threatened against the Seller alleging that the Business violates the Intellectual Property Rights of any Person, and there are no claims pending or threatened by the Seller alleging that any Person is violating the Intellectual Property Rights of the Seller.  Neither the Seller nor the operation of the Business is or has within the past seven years infringed or otherwise misappropriated any Intellectual Property Rights of any third party.

4.12         Contracts.

(a)           Schedule 4.12 sets forth a list of each Contract to which the Seller is party:

(i)            for the purchase by the Seller of materials, supplies, goods, services, equipment or other assets (other than purchase orders for inventory or Contracts for services in the ordinary course of business) which provides for annual payments by the Seller of $35,000 or more;

(ii)           for the sale by the Seller of materials, supplies, goods, services, equipment or other assets which provides for a specified annual minimum dollar sales amount by the Seller of $35,000 or more;

(iii)          that is a note, debenture, bond, letter of credit, loan or other Contract for the borrowing or lending of money (other than to employees for travel expenses in the ordinary course of business) or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of any indebtedness of any other Person;

(iv)          that restrains the ability of the Seller to engage or compete in any manner or in any business, other than Contracts for the distribution of the Seller’s products entered into in the Ordinary Course of Business;

(v)           that relates to the acquisition or disposition of any material assets other than in the Ordinary Course of Business (whether by merger, sale of stock, sale of assets or otherwise); and

(vi)          pursuant to which a third party has agreed to act as a sales representative or distributor for the Seller.

(b)           Each Contract set forth on Schedule 4.12 (collectively, the “Material Contracts”) is in full force and effect and enforceable in accordance with its terms and neither the Seller nor, to the Seller’s Knowledge, any other party thereto is in default under any Material Contract, except for any such failure to be in full force and effect or enforceable or any such default that would not reasonably be expected to have a Material Adverse Effect.

(c)           The Seller has made available or delivered to the Purchaser a correct and complete copy of each Material Contract, together with all schedules and exhibits thereto.  Each Material Contract is a valid and binding Contract of the Seller and is enforceable against the Seller and, to the Knowledge of the Seller, each other party thereto in accordance with its terms.  The Seller is not a party to any oral contract, agreement or other arrangement, other than oral agreements for the purchase of supplies in the Ordinary Course of Business which in the aggregate do not exceed $10,000.  The Seller is under no obligation and has no Liability to pay any earn-out or similar payment under any Contract.

4.13         Litigation.  Except as set forth on Schedule 4.13, there is no action, suit, claim, complaint, arbitration, litigation, investigation, hearing or other proceeding (each, an “Action”) pending or, to Seller’s Knowledge, threatened against the Seller which would reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 4.13, there are no agreements or other documents or instruments settling or proposing to settle any such Action.  The Seller is in compliance with each award, injunction, judgment, decree, order, ruling, subpoena and verdict (each, an “Order”) entered, issued or rendered by any Governmental Authority to which the Seller is subject, except for any such failure to comply that would not reasonably be expected to have a Material Adverse Effect.

4.14         Employee Benefits.

(a)           Benefit Plans.  Schedule 4.14(a) sets forth a list of all Benefit Plans.  Except as set forth on Schedule 4.14(a), and except where a failure to do so would not reasonably be expected to have a Material Adverse Effect, each Benefit Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code, and each Benefit Plan intended to qualify under section 401(a) of the Code has received a favorable determination from the U.S. Internal Revenue Service as to its qualified status.  Except as set forth on Schedule 4.14(a), no Benefit Plan is subject to Title IV of ERISA.

(b)           No Prohibited Transactions.  To the Knowledge of Seller, neither the Seller nor any of its respective agents or representatives have engaged in any transaction in violation of section 406(a) or (b) of ERISA (for which no exemption exists under section 408 of ERISA) or any “prohibited transaction” (as defined in section 4975(c)(1) of the Code) for which no exemption exists under section 4975(c)(2) or (d) of the Code with respect to any Welfare Benefit Plan or Pension Benefit Plan.

(c)           Effect of Consummation.  To the Knowledge of Seller, except as set forth on Schedule 4.14(c), the consummation of the transactions contemplated by this Agreement will not: (i) entitle any current employee of the Company to severance pay or unemployment compensation and, to the Seller’s Knowledge, no former employee has any written agreement with the Company entitling him or her to any such payment, or (ii) otherwise accelerate the time of payment or vesting, or increase the amount of any compensation due to any current employee.

4.15         Labor and Employment Matters.  Schedule 4.15(a) sets forth a list of each written employment agreement to which the Seller is a party.  The Seller is not a party or subject to any labor union or collective bargaining Contract.  There are no pending or, to the Seller’s Knowledge, threatened labor disputes, work stoppages, requests for representation, pickets or work slow-downs due to labor disagreements which involve Employees.  Schedule 4.15(b) sets forth a list of all employees of the Seller, including without limitation any such employee who is an inactive employee on paid or unpaid leave of absence, short-term disability or long-term disability (collectively, the “Employees”).  Any individual no longer employed by the Seller or any Affiliate thereof but who was previously employed by the Seller and had employment duties primarily related to the Business is referred to herein as a “Former Employee”.  The Seller is in compliance in all material respects with all currently applicable laws and regulations respecting wages, hours, occupational safety, health and employment practices, and discrimination in employment terms and conditions, and is not engaged in any unfair labor practice except, in each case, where such practice or failure to comply would not reasonably be expected to have a Material Adverse Effect.  There are no pending claims against the Seller under any workers compensation plan or policy or for long term disability.  There are no proceedings pending, or to the Seller’s Knowledge, threatened, between the Seller and its Employees, which proceedings have or would reasonably be expected to have a Material Adverse Effect.  Unless otherwise provided herein as an obligation of the Purchaser, the Seller has provided or will provide each Employee with all relocation benefits, stock options, bonuses and incentives, and all other compensation that such Employee has earned up through the date hereof or that such Employee was otherwise promised in his or her employment agreement with the Seller.

4.16         Environmental Matters.  Except for any matter that would not reasonably be expected to have a Material Adverse Effect:  (a) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no Action is pending or, to the Knowledge of the Seller, threatened against the Seller, in each case which is unresolved, with respect to any matters arising out of any Environmental Law; and (b) the Seller is in compliance with all Environmental Laws, and possesses and is in compliance with all material permits, authorizations and licenses required for its current operations under applicable Environmental Laws.  The representations and warranties contained in this Section are the sole and exclusive representations and warranties relating to matters arising under or relating to Environmental Laws.

4.17         Insurance.  Schedule 4.17 sets forth a list of each material insurance policy which covers the Seller or the Business.  Such policies are in full force and effect in all material respects and the Seller is not in default with respect to its obligations under any such policy, except for any such default that would not reasonably be expected to have an Material Adverse Effect.

4.18         Accounts Receivable.  The Accounts Receivable represent bona fide obligations arising from sales made by the Seller in the Ordinary Course of Business, and the reserves and allowances established by Seller with respect thereto are in accordance with the Seller’s policies and procedures and, to the Knowledge of the Seller, are reasonable, taking into account current market conditions and the historical patterns of the Business.  No contest with respect to the amount or validity of any Account Receivable is pending.  The values at which Accounts Receivable are carried on the Seller Financial Statements reflect the policies and procedures of the Seller described on Schedule 2.3(b), are consistent with past practice and are in accordance with GAAP, consistently applied.

4.19         Inventory and Royalty Fees.  Schedule 4.19 sets forth a complete and detailed list of the Seller’s inventory as of September 30, 2004.  The Seller’s inventory is carried on the Seller Financial Statements and is valued and reported in a manner consistent with the Seller’s policies and procedures described on Schedule 2.3(b) and with the Seller’s past practices, and in accordance with GAAP, consistently applied.  The inventory of the Business is of a quantity that is substantially consistent with the normal patterns of the Business.  There have been no reductions or increases in the Seller’s inventory since September 30, 2004, except in the Ordinary Course of Business.  Except as set forth on Schedule 4.19, no royalty, license or other fees are due or payable by the Seller with respect to any of the Seller’s inventory which have not been paid (if any such inventory is subsequently sold by the Purchaser, it will be subject to such fees as set forth in any Third Party Licenses set forth on Schedule 4.11(b) that are applicable to such inventory), and no royalty, license or other fees were due with respect to any inventory sold by the Seller as of September 30, 2004 except for those that were accrued on the Seller Financial Statements as of September 30, 2004 or have been paid.

4.20         Returns.  Except as set forth on Schedule 4.20, the Seller has not had any of its products related to the Business returned by a purchaser or user thereof, other than for minor, nonrecurring warranty problems or any other return that is not material, and the Seller has no Knowledge of any pending material warranty claims for such products, any right to return such products in material quantities or other material Liability relating to returns.

4.21         Product Warranty.  Except as set forth on Schedule 4.21, each product manufactured, sold, leased or delivered by the Seller was at the time of manufacture, sale, lease or delivery by the Seller in material conformity with all applicable contractual commitments and all express and implied warranties, the Seller does not have any liability as of the date hereof for replacement or repair thereof or other damages in connection therewith, and no product manufactured, sold, leased or delivered by the Seller is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease.

4.22         Product Liability.  Except as set forth on Schedule 4.22, the Seller does not have any material liability as of the date hereof arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by the Seller.

4.23         Customer Coupon Liability.  The Seller has no material obligations or Liabilities with respect to any coupon or other rebate program.

4.24         Affiliates.  Except as set forth on Schedule 4.24, no Affiliate of the Seller has, or since December 31, 2003 has had, any material Contract, business arrangement or business relationship with the Business, and no Affiliate of the Seller owns, or since December 31, 2003 has owned, any material asset or property used in the Business.

4.25         Brokers.  Except for Edgeview Partners, the fees and expenses of which will be paid by the Seller, no agent, broker, finder, investment banker, financial advisor or other Person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement on the basis of any act or statement made or alleged to have been made by the Seller.

4.26         No Other Representations or Warranties.  THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, EXCEPT AS SET FORTH IN THIS ARTICLE IV, AND THE PURCHASER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV, THERE ARE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE SELLER OR THE BUSINESS, THE ASSETS AND LIABILITIES OF THE SELLER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE SELLER OR THE BUSINESS FURNISHED OR MADE AVAILABLE TO THE PURCHASER AND ITS REPRESENTATIVES.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as follows:

5.1           Organization.  The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of North Carolina.

5.2           Authority.  The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform fully its obligations hereunder and thereunder, to consummate the transactions contemplated hereby and thereby and to assume and discharge the Assumed Liabilities.  The execution and delivery by the Purchaser of this Agreement and the Ancillary Documents to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder, the consummation by the Purchaser of the transactions contemplated hereby and thereby and the assumption and discharge of the Assumed Liabilities have been duly authorized by all necessary corporate action on the part of the Purchaser.  No other corporate proceedings by or on behalf of the Purchaser are or will be necessary to authorize the execution and delivery of this Agreement by the Purchaser or the consummation by the Purchaser of the transactions contemplated hereby.

This Agreement and the Ancillary Documents to which the Purchaser is a party have been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery hereof and thereof by the Seller, constitute the valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and by general principles of equity.

5.3           Noncontravention.

(a)           The execution and delivery by the Purchaser of this Agreement and the Ancillary Documents to which it is a party do not, and the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby will not, (i) violate the provisions of the articles of incorporation or by-laws of the Purchaser, (ii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a material default under, result in the acceleration of any obligation under, create in any party the right to accelerate any obligation or terminate, modify or cancel, or require notice, consent or waiver under, any material Contract, Permit or security interest to which the Purchaser is a party or by which the Purchaser is bound, (iii) cause the Purchaser to be subject to or become liable for payment of any Tax, (iv) violate any material Order or Law applicable to the Purchaser, or (v) result in any of the Purchaser’s stockholders having the right to exercise dissenter’s rights of appraisal.

(b)           No material Permit, consent, authorization or approval of, or filing with, any Governmental Authority is required by the Purchaser in connection with the execution and delivery by the Purchaser of this Agreement and the Ancillary Documents to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder or the consummation of the transactions contemplated hereby and thereby.

5.4           Litigation.  There is no Action pending or, to the Knowledge of the Purchaser, threatened in writing against the Purchaser or any Affiliate thereof which, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement and the Ancillary Documents to which it is a party, to consummate the transactions contemplated hereby or thereby or to assume and discharge the Assumed Liabilities.

5.5           Brokers.  No agent, broker, finder, investment banker, financial advisor or other Person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement on the basis of any act or statement made or alleged to have been made by the Purchaser.

5.6           Financing.  The Purchaser has sufficient funds in an aggregate amount sufficient to pay the Cash Payment and to discharge the Assumed Liabilities and to consummate all of the other transactions contemplated by this Agreement and the Ancillary Documents to which it is a party.  The Purchaser has a net worth that is greater than $17,000,000.

5.7           Purchaser Financial Statements.  The Purchaser has delivered to the Seller the unaudited balance sheet of the Purchaser for the nine-month period ended September 30, 2004 and the related statement of operations, retained earning and cash flows for the nine-month period ended on such date (the “Purchaser Financial Statements”).  The Purchaser Financial Statements have been prepared in accordance with GAAP, consistently applied throughout the specified period, and present fairly, in all material respects, the financial condition of the Purchaser as of the specified dates and the results of operations and cash flows of the Seller for the specified periods in accordance with GAAP, consistently applied throughout the specified period; provided, however, that the Purchaser Financial Statements are subject to normal year-end audit adjustments and do not contain the notes required by GAAP.

ARTICLE VI

COVENANTS

6.1           Confidentiality.

(a)           Obligations of the Seller.  From and after the Closing Date, the Seller shall, and shall cause its Affiliates and their respective officers, directors, employees and advisors (collectively, the “Recipients”) to, keep confidential any information relating to the Business, except for any such information that (i) is available to the public on the Closing Date, (ii) thereafter becomes available to the public other than as a result of a disclosure by the Seller or any of its Recipients, or (iii) is or becomes available to the Seller or any of its Recipients on a non-confidential basis from a source that to the Seller’s or such Recipient’s knowledge is not prohibited from disclosing such information to the Seller or such Recipient by a legal, contractual or fiduciary obligation to any other Person; provided, however, that nothing contained in this Section 6.1(a) shall prohibit the Seller from disclosing any information in connection with any Action by or against the Seller or any Affiliate thereof.  Should the Seller or any such Recipient be required to disclose any such information in response to an Order or as otherwise required by Law or administrative process, it shall inform the Purchaser in writing of such request or obligation as soon as possible after the Seller is informed of it and, if possible, before any information is disclosed, so that a protective order or other appropriate remedy may be obtained by the Purchaser.  If the Seller or such Recipient is obligated to make such disclosure, it shall only make such disclosure to the extent to which it is so obligated, but not further or otherwise.

(b)           Obligations of the Purchaser.  From and after the Closing Date, the Purchaser shall, and shall cause its Recipients to, keep confidential any information relating to the Seller, but not to the Business, that was obtained by the Purchaser in connection with the transactions contemplated hereby, except for any such information that (i) is available to the public on the Closing Date, (ii) thereafter becomes available to the public other than as a result of a disclosure by the Purchaser or any of its Recipients, or (iii) is or becomes available to Purchaser or any of its Recipients on a non-confidential basis from a source that to the Purchaser’s or such Recipient’s knowledge is not prohibited from disclosing such information to Purchaser or such Recipient by a legal, contractual or fiduciary obligation to any other Person.  Should the Purchaser or any such Recipient be required to disclose any such information in response to an Order or as otherwise required by Law or administrative process, it shall inform the Seller in writing of such request or obligation as soon as possible after the Purchaser is informed of it and, if possible, before any information is disclosed, so that a protective order or other appropriate remedy may be obtained by the Seller.  If the Purchaser or such Recipient is obligated to make such disclosure, it shall only make such disclosure to the extent to which it is so obligated, but not further or otherwise.

6.2           Publicity.  The Seller and the Purchaser shall cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the transactions contemplated by this Agreement and the Ancillary Documents.  Neither the Seller nor the Purchaser shall issue or make, or allow to be issued or made, any press release or public announcement concerning the transactions contemplated by this Agreement or the Ancillary Documents without the consent of the other party hereto, except as otherwise required by applicable Law or the rules of any applicable stock exchange.

6.3           Employees and Employee Benefit Matters.

(a)           Hiring of Employees.  The Purchaser shall offer employment as of the Closing Date to each Employee listed on Schedule 4.15(b) (the “Transferred Employees”) at the same or higher wage rates or base salary to those in effect immediately prior to the Closing.  The Purchaser acknowledges and agrees that the Transferred Employees may, at the Seller’s request, perform services for the Seller to assist the Seller in the transition following the Closing, including without limitation to assist in the termination of and distribution of assets from Benefit Plans (including without limitation the Seller’s 401(k) Plan), and the Purchaser agrees to cooperate with the Seller in connection therewith, all without payment or compensation therefor by the Seller.

(b)           Welfare Coverages.  Without limiting the scope of Section 6.3(a), Purchaser shall cause each Transferred Employee (and his or her eligible dependents) to be covered following the Closing by a group health plan substantially similar to the group health plan of the Seller as in effect on the Closing Date.  The Purchaser shall assume any obligation of the Seller to provide Employees and Former Employees with continued health coverage required pursuant to COBRA.  The Seller shall remain responsible for all claims incurred by Transferred Employees on or prior to the Closing under its group health plans and the Purchaser shall be responsible for all claims incurred after the Closing under its group health plans.  For the purposes of clarity, a claim shall be considered incurred when the treatment for a given condition is provided, and not when the condition arose.

(c)           Severance; Retention.  The Purchaser shall assume the obligations under, and accept assignment of, the employment agreements, severance agreements, retention agreements and change in control agreements set forth on Schedule 6.3(c), and the obligation to make such other payments as are identified on such Schedule.

(d)           Accrued Vacation and Salaries.  On or before the Closing Date, the Seller shall pay the value of any vacation time and salary accrued by any Transferred Employee as of the Closing Date, to the extent such payment is required pursuant to the terms of the Seller’s vacation policy or otherwise required by applicable Law.

6.4           Retention of and Access to Records.  For a period of six years following the Closing Date the Purchaser shall preserve all books and records transferred by the Seller to the

Purchaser pursuant to this Agreement.  Upon the expiration of such six-year period, the Purchaser shall provide the Seller a reasonable opportunity to obtain copies, at the Seller’s expense, of any of such books and records.  As soon as practicable following the Closing, the Seller shall deliver to the Purchaser such financial information relating to the Business in sufficient detail to enable the Purchaser to prepare the Initial MWC Statement and all Tax Returns of the Seller relating to periods ending on or prior to the Closing Date.  From and after the Closing, the Purchaser shall afford to the Seller and its counsel, accountants and other authorized agents and representatives, during normal business hours, reasonable access to the employees, books, records and other data relating to the Acquired Assets, the Assumed Liabilities, the Transferred Employees, the Excluded Assets and the Excluded Liabilities in its possession with respect to periods prior to the Closing, and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (a) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made by or against any such party or Person or its Affiliates, (b) for the preparation of Tax Returns and audits and (c) for any other reasonable business purpose.  For a period of six years following the Closing Date the Seller shall provide to the Purchaser, upon the Purchaser’s request for any reasonable business purpose and upon reasonable prior notice (which shall be at least three Business Days), a copy of the corporate or organizational records and minute books and ledgers of the Seller; provided, however, that the Seller may dispose of all or any portion of such records and minute books or ledgers prior to the expiration of such period if the Purchaser does not, within 30 days of its receipt of written notice from the Seller that the Seller intends to effect such disposal, arrange for the delivery of such records or minute books or ledgers to the Purchaser at the Purchaser’s sole cost and expense.

6.5           Resale Certificates.  At the Closing, the Purchaser will deliver to the Seller completed resale certificates for each state in which inventory transferred pursuant to this Agreement is located for purposes of the respective state sales and use taxes.

6.6           Transfer Taxes.  The Purchaser and the Seller shall each pay 50% of, and indemnify and hold the other party hereto harmless against, any Transfer Taxes resulting from the transactions contemplated hereby and by the Ancillary Documents.  The parties hereto will cooperate in the preparation and filing of all Tax returns and other documents relating to such Transfer Taxes, including any that would relate to an applicable exemption or reduction for such Taxes.

6.7           Property Taxes.  Where property taxes applicable to any of the Acquired Assets are attributable to any taxable period that includes but does not end on the Closing Date, the amount of such taxes that are attributable to the Pre-Closing Period shall be the amount of such taxes for the entire taxable period, multiplied by a fraction, the numerator of which is the number of calendar days in the Pre-Closing Period and the denominator of which is the entire number of calendar days in such taxable period, and the remainder of such Taxes for the taxable period shall be attributable to the Post-Closing Period.  The Purchaser shall be responsible for the portion of such taxes attributable to the Post-Closing Period, and the Seller shall be responsible for the portion of such taxes attributable to the Pre-Closing Period.  For the purposes of this Agreement, “Pre-Closing Period” means the portion of the taxable period ending on the Closing Date, and “Post-Closing Period” means the portion of the taxable period beginning after the Closing Date.

6.8           Corporate Name.  As soon as practicable, and in any event not more than 30 days following the Closing, the Seller shall take all actions necessary to change its name to a name that does not contain the words “Pumpkin” or “Pumpkin Masters” and is not similar to or subject to confusion with its present name.

6.9           Noncompetition.

(a)           During the period commencing on the Closing Date and ending on the third anniversary thereof, the Seller shall not, directly or indirectly through any Subsidiary, partnership, joint venture or agent, for its own account or as an owner, stockholder (other than through the ownership of 5% or less of any class of securities registered under the Securities Exchange Act of 1934, as amended), operator, manager, advisor or consultant of or to any Person:  (i) participating or engaging in, or otherwise lending assistance (financial or otherwise) to any Person participating or engaged in the Business in any jurisdiction in which the Business was conducted on the Closing Date; or (ii) employing, engaging or seeking to employ or engage any individual who at or prior to the Closing had been an employee of the Seller;

(b)           The parties hereto recognize that the Laws and public policies of various jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth in this Section 6.9.  It is the intention of the parties hereto that the provisions of this Section 6.9 be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability of any provisions of this Section 6.9 shall not render unenforceable, or impair, the remainder of the provisions of this Section 6.9.  Accordingly, if at the time of enforcement of any provision of this Section 6.9 a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area reasonable under such circumstances will be substituted for the stated period, scope or geographical area and that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and geographical area permitted by applicable Law.

ARTICLE VII

INDEMNIFICATION

7.1           Survival.  The representations and warranties made by any party and contained in or made pursuant to this Agreement shall expire on the first anniversary of the Closing Date; provided, however, that (a) the representations and warranties contained in Sections 4.1, 4.2, 5.1 and 5.2 shall survive indefinitely and (b) the representations and warranties contained in Sections 4.6 and 4.16 shall survive until the expiration of the applicable statutes of limitations.  Any representation and warranty that would otherwise terminate in accordance with the immediately preceding sentence shall continue to survive if a Claim Notice shall have been timely given under this Article VII on or prior to the applicable termination date until the claim for indemnification asserted therein has been satisfied or otherwise resolved as provided in this Article VII, but only with respect to the matter set forth in such Claim Notice.

7.2           Indemnification by the Purchaser.  After the Closing, the Purchaser shall indemnify the Seller and its Affiliates, officers, directors, employees and representatives (each, a “Seller Indemnified Party”) against and hold them harmless from and reimburse them for all losses, damages, liabilities and expenses, including without limitation reasonable fees and expenses of counsel (collectively, “Losses”), which the Seller Indemnified Party may sustain or incur as a result of or arising out of:

(a)           the breach of any representation, warranty or covenant of the Purchaser contained herein;

(b)           the Assumed Liabilities; and

(c)           the Purchaser’s ownership of the Acquired Assets and operation of the Business after the Closing Date.

7.3           Indemnification by the Seller.  After the Closing, the Seller agrees to indemnify the Purchaser and its Affiliates, officers, directors, employees and representatives (each, a “Purchaser Indemnified Party”) against and hold them harmless from and reimburse them for all Losses which such Purchaser Indemnified Party may sustain or incur as a result of or arising out of:

(a)           the breach of any representation, warranty or covenant of the Seller contained herein; and

(b)           the Retained Liabilities.

7.4           Claims.

(a)           Claim Notices.  A party entitled to be indemnified pursuant to Section 7.2 or 7.3 (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any claim or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement (such notice, a “Claim Notice”).  Any Claim Notice (i) shall state (with reasonable specificity) the basis on which indemnification is being asserted, (ii) shall set forth the amount of Losses for which indemnification is being asserted, and (iii) in the case of third party claims, shall be accompanied by copies of all relevant pleadings, demands and other papers served on the Indemnified Party.

(b)           Defense of Claims.  If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to Section 7.2 or 7.3 asserted by a third party, the Indemnifying Party shall have the right (i) to employ counsel reasonably acceptable to the Indemnified Party to defend any such claim or demand asserted against the Indemnified Party, (ii) to control and conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnified Party and (iii) to take all other steps or proceedings to settle or defend any such claims (provided, however, that the Indemnifying Party shall not settle any such claim or demand unless such settlement provided for a full release of each Indemnified Party from all liability with respect to such claim or demand). The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible after receipt of the Claim Notice

(but in any case within 30 days of receipt by the Indemnifying Party of a Claim Notice) of its election to defend any such third party claim or demand.  In the event that the Indemnifying Party assumes the defense as provided in the preceding two sentences, the Indemnified Party shall have the right to participate in such defense (including without limitation with counsel of its choice), at its own expense, and the Indemnifying Party shall reasonably cooperate with the Indemnified Party in connection with such participation.  If the Indemnifying Party does not deliver to the Indemnified Party written notice within the 30-day period following receipt of a Claim Notice that the Indemnifying Party will assume the defense of any such claim or litigation resulting therefrom, the Indemnified Party may defend against any such claim or litigation in such manner as it may deem appropriate, at the cost of the Indemnified Party, provided that the Indemnified Party shall not settle any such claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.  In the event that the Indemnifying Party does not assume the defense as provided in the immediately preceding sentence, the Indemnifying Party shall have the right to participate in such defense (including without limitation with counsel of its choice), at its own expense, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection with such participation, and in all cases the Indemnified Party shall keep the Indemnifying Party reasonably informed as to all matters concerning such third party claim and shall promptly notify the Indemnifying Party in writing of any and all significant developments relating thereto.

7.5           Limitations.

(a)           No party hereto shall be required to indemnify or hold harmless any Person (i) with respect to any claim for indemnification pursuant to Section 7.2(a), unless and until the aggregate amount of Losses of the Seller Indemnified Parties exceeds $100,000 (the “Indemnity Bucket”), after which the Purchaser shall be liable for all such Losses without deduction, and (ii) with respect to any claim for indemnification pursuant to Section 7.3(a), unless and until the aggregate amount of Losses of the Purchaser Indemnified Parties exceeds $100,000, after which the Seller shall be liable for all such Losses without deduction.  In no event shall the cumulative indemnification obligation of the Purchaser pursuant to Section 7.2(a), on the one hand, and the Seller pursuant to Section 7.3(a), on the other hand, exceed $750,000 (the “Indemnity Cap”).  Notwithstanding the preceding two sentences, the Indemnity Bucket and Indemnity Cap shall not apply to any: (i) indemnity claim by either party hereto for fraud; (ii) indemnity claim by the Purchaser for any Liability of the Seller for Taxes relating to or arising out of the Business accruing with respect to any time period occurring at or prior to the Closing, except for (A) property taxes that are the responsibility of the Purchaser under Section 6.7, and (B) the portion of Transfer Taxes for which the Purchaser is responsible pursuant to Section 6.6; (iii) obligation of the Seller to pay all Retained Liabilities; (iii) obligation of the Purchaser to pay all Assumed Liabilities; or (iv) indemnification obligation of the Purchaser pursuant to Section 7.2(c).

(b)           No party hereto shall be required to indemnify any Person with respect to any claim or demand if such claim or demand was raised in connection with the Purchase Price adjustment procedures set forth in Section 2.3(b).

(c)           Notwithstanding anything herein to the contrary, payments by the Indemnifying Party pursuant to Section 7.2 or 7.3 shall be limited to the amount of Losses, if any, that remains after deducting therefrom (i) any cash Tax benefit of, or increase in the Tax refund received by, the applicable Indemnified Parties resulting from such Losses, (ii) any insurance proceeds and any indemnity, contribution or other similar payment paid or payable to the Indemnified Parties from any third party with respect thereto and (iii) any provision or reserve provided for the item in question in the Seller Financial Statements.

7.6           Treatment of Indemnity Benefits.  All payments made by the Seller or the Purchaser, as the case may be, to or for the benefit of the other pursuant to any indemnification obligations under this Agreement shall be treated as adjustments to the Purchase Price for Tax purposes and such agreed treatment shall govern for purposes of this Agreement.

7.7           Exclusive Remedy.  Except in the case of fraud, the sole and exclusive remedy of the parties hereto for any breach, non-fulfillment or nonperformance of any provision of this Agreement shall be as expressly provided in this Article VII.

ARTICLE VIII

MISCELLANEOUS

8.1           Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if (a) delivered personally against written receipt, (b) sent by facsimile transmission, (c) mailed by registered or certified mail, postage prepaid, return receipt requested, or (d) mailed by reputable international overnight courier, fee prepaid, to the parties hereto at the following addresses or facsimile numbers:

if to the Purchaser, to:

Rauch Industries, Inc.

2408 Forbes Road

Gastonia, NC  28056

Attention:  Steven R. Hufft

Facsimile:  704-868-4105

with a copy to:

Rauch Acquisition Corp.

1775 Eye Street, NW

8th Floor

Washington, DC  20006

Attention:  Murry N. Gunty

Facsimile:  202-367-3001

and

Patton Boggs LLP

2550 M Street NW

Washington, DC  20037

Attention:  Douglas C. Boggs

Facsimile:  202-457-6315

if to the Seller, to:

Pumpkin, Ltd.

c/o Security Capital Corporation

Suite 310

Greenwich, CT  06830

Attention:  William R. Schlueter

Facsimile:  203-625-0423

with a copy to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York  10178-0060

Attention:  Christopher T. Jensen

Facsimile:  212-309-6001

All such notices, requests and other communications will be deemed given, (w) if delivered personally as provided in this Section, upon delivery, (x) if delivered by facsimile transmission as provided in this Section, upon confirmed receipt, (y) if delivered by mail as provided in this Section, upon the earlier of the fifth Business Day following mailing and receipt, and (z) if delivered by overnight courier as provided in this Section, upon the earlier of the second Business Day following the date sent by such overnight courier and receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section).  Any party hereto may change the address to which notices, requests and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner set forth herein.

8.2           Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Seller or the Purchaser without the prior written consent of the other parties and any purported assignment or delegation in violation hereof shall be null and void; provided, however, that the Purchaser may assign its rights hereunder to a third party lender as security for borrowings without the prior written consent of the Seller.

8.3           Amendments and Waiver; Exclusive Remedies.  This Agreement may not be modified or amended except in writing signed by the parties hereto.  The terms of this Agreement may be waived only by a written instrument signed by the party or parties waiving compliance.  No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise provided.  No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

8.4           Entire Agreement.  This Agreement (including the Exhibits and Schedules which are hereby incorporated by reference into and made a part of this Agreement for all purposes)

and the other documents contemplated hereby (including the Ancillary Documents) contain the entire understanding of the parties hereto relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to such subject matter.  Any disclosure in any Schedule shall be considered disclosed in each other Schedule.

8.5           Representations and Warranties Exclusive.  The representations, warranties, covenants and agreements set forth in this Agreement and the Ancillary Documents constitute all of the representations, warranties, covenants and agreements of the parties hereto and their respective shareholders, directors, officers, employees, affiliates, advisors (including financial, legal and accounting), agents and representatives and upon which the parties have relied.  In particular, and without limiting the generality of the immediately preceding sentence, the Purchaser acknowledges and agrees that, in making its decision to purchase the Acquired Assets, it is not relying on (a) any information set forth in the information or offering memorandum distributed in connection with the proposed sale of the Business, (b) any information or materials, oral or written, distributed or made available to the Purchaser prior to the Closing Date other than matters set forth in this Agreement, or (c) any financial projection, forecast or business plan relating to the Business.  With respect to any projection, forecast or business plan delivered by or on behalf of the Seller to the Purchaser, the Purchaser acknowledges that (w) there are uncertainties inherent in attempting to make such projections, forecasts and plans, (x) it is familiar with such uncertainties, (y) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections, forecasts and plans so furnished to it and (z) it shall have no claim of any kind whatsoever against any Person with respect thereto.

8.6           No Third Party Beneficiary.   This Agreement is made for the sole benefit of the parties hereto and their respective successors, executors and permitted assigns, and nothing contained herein, express or implied, is intended to or shall confer upon any other Person any third-party beneficiary right or any other legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

8.7           Governing Law.  This Agreement will be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice of law or conflict of Law provision or rule that would cause the application of the Laws of a jurisdiction other than New York.

8.8           CONSENT TO JURISDICTION AND SERVICE OF PROCESS.  EACH PARTY HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK IN THE STATE OF NEW YORK AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE LITIGATED IN SUCH COURTS.  EACH PARTY HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF SUCH COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS

AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY PARTIES HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY SUCH COURT IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 15 CALENDAR DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF EITHER PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

8.9           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO.

8.10         Neutral Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

8.11         Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such provision or its severance herefrom and (d) in lieu of such  provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such provision as may be possible.

8.12         Bulk Sales Laws.  The parties hereby waive compliance with the bulk sales Laws of any state in which any of the Acquired Assets are located or in which any operations relating to the Business are conducted.

8.13         Heading; Construction.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  It is understood and agreed that neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party hereto shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.

8.14         Expenses.  Each party hereto shall bear all costs and expenses (including any legal, accounting and other professional fees and expenses) that it incurs in connection with the negotiation, execution and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

8.15         Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart to this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PUMPKIN LTD.

By:
Name:
Title:

RAUCH INDUSTRIES, INC.

By:
	Name:	Steven R. Hufft
	Title:	President and Chief Executive Officer

Signature Page to Asset Purchase Agreement